UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HELIOS & MATHESON NORTH AMERICA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October __, 2009
Dear Shareholder:
You are cordially invited to attend a Special Meeting of the Shareholders of Helios & Matheson North America Inc. to be held on November 18, 2009. The special meeting will begin promptly at 10:00 a.m. local time at the Company’s headquarters located at 200 Park Avenue South, New York, New York 10003.
The official Notice of Special Meeting of Shareholders, proxy statement, proxy card and return envelope are included with this letter. The matters listed in the Notice of Special Meeting of Shareholders are described in detail in the proxy statement.
The vote of every shareholder is important. Please review carefully the enclosed materials and then sign, date and promptly mail your proxy. If you sign and return your proxy card without giving any instruction, it will be voted as the Board of Directors recommends.
The Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely, HELIOS & MATHESON NORTH AMERICA INC.
/s/ SALVATORE M. QUADRINO
Salvatore M. Quadrino, Interim Chief Executive Officer
and Chief Financial Officer

HELIOS & MATHESON NORTH AMERICA INC.
200 PARK AVENUE SOUTH
NEW YORK, NEW YORK 10003

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 18, 2009

To the Shareholders of HELIOS & MATHESON NORTH AMERICA INC.
PLEASE TAKE NOTICE that a Special Meeting of Shareholders of Helios & Matheson North America Inc. (“Helios & Matheson” or the “Company”) will be held at 10:00 a.m. (local time), on November 18, 2009, at the Company’s headquarters located at 200 Park Avenue South, New York, New York 10003 for the following purposes:
1.	To approve a change of the Company’s state of incorporation from New York to Delaware by means of a merger of the Company into a newly formed, wholly-owned Delaware subsidiary;
2.	To conduct such other business as may properly come before the meeting, including any adjournment thereof.
Only shareholders of record at the close of business on October 2, 2009 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.
You may vote in person or by proxy. You may cast your vote by dating and signing the enclosed proxy exactly as your name appears thereon and promptly returning such proxy in the envelope provided. If you sign and return your proxy card without giving any instruction, it will be voted as the Board of Directors recommends.
You may revoke your proxy by voting in person at the meeting, by written notice to the interim Secretary of the Company or by executing and delivering a later-dated proxy by mail, prior to the closing of the polls. Attendance at the meeting does not by itself constitute revocation of a proxy. All shares that are entitled to vote and are represented by properly completed proxies timely received and not revoked will be voted as you direct. If you sign and return your proxy card without giving any instruction, it will be voted as the Board of Directors recommends.
You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about October  _____  , 2009. Your cooperation is important because the affirmative vote of at least two-thirds of the outstanding shares entitled to vote is required for approval to change the Company’s state of incorporation from New York to Delaware.

BY ORDER OF THE BOARD OF DIRECTORS
By:	/s/ Roxanne Weisbrot
Roxanne Weisbrot
Interim Secretary

New York, New York
October  _____, 2009

HELIOS & MATHESON NORTH AMERICA INC.
200 Park Avenue South
New York, New York 10003
(212) 979-8228

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
To be Held on November 18, 2009

This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Helios & Matheson North America Inc., a New York corporation (the “Company”), to be voted at its Special Meeting of Shareholders which will be held at 10:00 a.m. (local time), on November 18, 2009 at the Company’s headquarters located at 200 Park Avenue South, New York, New York 10003 and at any postponements or adjournments thereof (the “Special Meeting”).
At the Special Meeting, the Company’s shareholders will be asked to consider and vote upon a proposal to change the Company’s state of incorporation from New York to Delaware.
This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about October  _____, 2009.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on November 18, 2009: This proxy statement is available for viewing, printing and downloading at www.hmna.com/About Helios & Matheson.
GENERAL INFORMATION
Proxy Solicitation
Proxies may be solicited by mail, personal interview, telephone and facsimile transmission, and by directors, officers and employees of the Company (without special compensation). Since the Company is making this solicitation, the expenses for the preparation of proxy materials and the solicitation of proxies for the Special Meeting will be paid by the Company. The Company has retained Mellon Investor Services to assist in the solicitation. Expenses for the solicitation are estimated to be approximately $5,000 plus other reasonable expenses.
In accordance with the regulations of the Securities and Exchange Commission, the Company will reimburse, upon request, banks, brokers and other institutions, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of the Company’s common stock.
Revoking Your Proxy
A shareholder may revoke a proxy at any time before it is exercised by one of the three following ways:
•	By filing with the interim Secretary of the Company a written revocation to the attention of Ms. Roxanne Weisbrot, Interim Secretary, Helios & Matheson North America Inc., 200 Park Avenue South, New York, New York 10003, Telephone: 212-979-8228. We must receive your written revocation before the time of the Special Meeting;

•	By submitting a duly executed proxy bearing a later date than your original proxy. We must receive such later dated proxy before the time of the Special Meeting; or
•	By voting in person at the meeting. However, attendance at the Special Meeting does not by itself constitute revocation of a proxy. A shareholder who holds shares through a broker or other nominee must bring a legal proxy ballot to the meeting if that shareholder desires to vote at the meeting.
Voting Your Shares
Shares represented by each properly executed and returned proxy card will be voted (unless earlier revoked) in accordance with the instructions indicated. If no instructions are indicated on the proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” Proposal 1.
Under the Company’s Bylaws, the presence at the Special Meeting, in person or by duly authorized proxy, of the holders of a majority of the total number of outstanding shares of common stock, voting as a single class, entitled to vote, constitutes a quorum for the transaction of business. Shares of our common stock represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), as well as abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the meeting.
An “abstention” is the voluntary act of not voting by a shareholder who is present at a meeting and entitled to vote. “Broker non-votes” are shares of voting stock held in record name by brokers and nominees concerning which: instructions have not been received from the beneficial owners or persons entitled to vote, and (i) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity or (ii) the record holder has indicated on the proxy or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.
Votes Required For Approval
Shares Entitled to Vote. Only holders of record of the Company’s common stock at the close of business on October 2, 2009 (the “Record Date”) are entitled to notice, to attend and to vote at the Special Meeting with each share entitled to one vote. As of the close of business on September 21, 2009, the Company had 2,396,707 shares of common stock outstanding. See “Security Ownership of Certain Beneficial Owners and Management” below.
Quorum. New York’s Business Corporation Law and the Company’s bylaws provide that in order to achieve a quorum, holders of a majority of the outstanding shares entitled to vote must be present in person or by proxy at the meeting. Votes withheld (including broker non-votes) are counted as present for the purpose of determining a quorum but are not counted as votes cast.
Votes Required. The affirmative vote of two-thirds of the outstanding shares entitled to vote is required for approval of the proposal to change the Company’s state of incorporation from New York to Delaware.

PROPOSAL 1
REINCORPORATION
Introduction
For the reasons set forth below, the Board believes that the best interests of the Company and its shareholders will be served by changing its state of incorporation from New York to Delaware (the “Reincorporation”). The Reincorporation will permit the Company to pursue a proposed plan to regain compliance with the NASDAQ Capital Market’s minimum shareholders’ equity criteria, by enabling the Company to conduct an equity financing with its majority shareholder, Helios & Matheson Information Technology Ltd., an India corporation (“HMIT”), prior to November 25, 2009. The Listings Qualifications Department of the NASDAQ Stock Market has granted the Company until November 25, 2009 to regain compliance with the minimum shareholders’ equity criteria. For further details concerning this proposed plan, see the sections entitled “NASDAQ Listing” and “Compliance Plan for Satisfying NASDAQ Minimum Shareholders’ Equity Criteria” below.
The Board has approved the Reincorporation, which will be effected pursuant to the Merger Agreement described below. Under the Merger Agreement, the Company (also sometimes referred to in this discussion as the “New York Corporation”) will be merged with and into its subsidiary, Helios & Matheson North America Inc., a Delaware corporation (the “Delaware Corporation”). The Delaware Corporation was recently formed, and shall be the holding company for all of the business operations of the New York Corporation following the Reincorporation. Upon the effectiveness of the Reincorporation, the New York Corporation will cease to exist and the Delaware Corporation will continue to operate the New York Corporation’s business under the name “Helios & Matheson North America Inc.”
At the Special Meeting, the shareholders of the New York Corporation will be asked to consider and vote upon the Reincorporation as outlined in the Agreement and Plan of Merger by and between the New York Corporation and Delaware Corporation attached as Appendix A (the “Merger Agreement”). For the reasons set forth below, the Board believes that approval of the Reincorporation is in the best interests of the New York Corporation and its shareholders. Shareholder approval of the Reincorporation will constitute approval of the Merger Agreement and all related transactions, which effectuate the change of the legal domicile of the New York Corporation.
Principal Reason for the Reincorporation
The Board believes that the Reincorporation will enable the Company to execute its plan to regain compliance with the NASDAQ Capital Market’s minimum shareholders’ equity criteria before November 25, 2009, which is the deadline provided to the Company by the Listing Qualifications Department of NASDAQ. If the Company reincorporates in Delaware, under Delaware law the Company would be permitted to execute its plan to increase its shareholders’ equity over $2,500,000 by conducting an equity financing with HMIT. The Board also believes that if the Reincorporation is not approved and executed, under New York law, the Company will not be permitted to complete the planned equity financing with HMIT prior to November 25, 2009, and therefore would be unable to meet the November 25, 2009 deadline for regaining compliance with the NASDAQ Capital Market’s minimum shareholders’ equity criteria. As a result, if the Reincorporation is not approved and executed, the Company would likely be de-listed from NASDAQ. For further details concerning this proposed plan, see the sections entitled “NASDAQ Listing” and “Compliance Plan for Satisfying NASDAQ Minimum Shareholders’ Equity Criteria” below.
NASDAQ Minimum Shareholders’ Equity Criteria
On August 12, 2009, the Company received a letter from NASDAQ regarding the Company’s non-compliance with The NASDAQ Capital Market’s minimum shareholders’ equity criteria of $2,500,000, inasmuch as the Company’s shareholders’ equity reported as of June 30, 2009 was $2,475,060. Also, the Company currently does not meet the alternatives of market value of listed securities or net income from continuing operations. NASDAQ informed the Company that, as a result of this deficiency, its common stock will be subject to delisting from The NASDAQ Capital Market, but granted the Company an opportunity to submit a plan for regaining compliance with the minimum shareholders’ equity criteria, which, if accepted, would enable NASDAQ to grant the Company until November 25, 2009 to regain compliance. On August 26, 2009 the Board determined to submit a compliance plan to NASDAQ. On August 27, 2009, NASDAQ agreed to allow the Company to submit the compliance plan no later than September 3, 2009. On September 3, 2009, the Company submitted its compliance plan to NASDAQ and supplemented and amended the compliance plan on September 17, 2009 (the “Compliance Plan”). The Company is filing this proxy statement in anticipation of NASDAQ agreeing to the terms of the Compliance Plan, which provides that the Company will complete an equity financing with HMIT prior to November 25, 2009, as detailed below.

Compliance Plan for Satisfying NASDAQ Minimum Shareholders’ Equity Criteria
Following the Company’s receipt on August 12, 2009 of a letter from NASDAQ regarding the Company’s non-compliance as of June 30, 2009 with the NASDAQ Capital Market’s minimum shareholders’ equity criteria, the Board discussed the matter with the Company’s majority shareholder, HMIT. HMIT expressed to the Board HMIT’s commitment to the Company’s success and continued listing on NASDAQ and HMIT’s willingness to invest the funds needed for the Company to regain compliance with NASDAQ’s minimum shareholders’ equity criteria. On September 1, 2009, the Company received a commitment letter from HMIT, which was subsequently amended on September 17, 2009 (the “Amended Commitment Letter”). Pursuant to the Amended Commitment letter, HMIT provided the Company with a legally binding commitment stating that HMIT or its affiliates shall, on or before November 25, 2009, purchase a minimum of $750,000 and a maximum of $1,250,000 of the Company’s common stock, at a minimum price of $1.03 per share (which was the book value of the Company’s common stock reported as of June 30, 2009) and a maximum price of $1.25 per share (the “HMIT Financing”). The HMIT Financing would involve the issuance of common stock with no rights, preferences or privileges that differ from all other holders of common stock of the Company. Notwithstanding the minimum price of $1.03 stated in the Amended Commitment Letter, the Company and HMIT have an understanding that in any event the common stock purchase price in the HIMIT Financing shall be no less than the greater of market value at the time of the HMIT Financing or book value as reported in the Company’s most recent periodic filing preceding the closing date of the HMIT Financing.
After reviewing potential equity financing sources that would be available to the Company on similar terms as the HMIT Financing within the required time frame, and noting that the HMIT Financing would be at a significant premium to the market price as of the date of the Amended Commitment Letter, the Board determined that it would be in the best interests of the Company and all of its shareholders to accept the Amended Commitment Letter and pursue the HMIT Financing as a part of the Compliance Plan. In making its determination, the Board considered various factors including the adverse effects of a de-listing of the Company’s common stock on shareholder value and liquidity relative to the potential dilutive effect of an equity financing between $1.03 and $1.25 per share. The Board concluded that the benefit of greater liquidity afforded to all of its shareholders by the Company remaining listed on NASDAQ, as opposed to the Company being quoted on the OTC Bulletin Board or ceasing to be publicly traded altogether, coupled with the benefit to the Company and its shareholders of raising capital at a significant premium to the market price pursuant to the HMIT Financing, would far outweigh any negative consequences of the HMIT Financing’s dilutive effect.
None of the members of the Board has any direct or indirect interest in the HMIT Financing, except as follows: (i) Divya Ramachandran is the Vice President of HMIT; (ii) the parents of Divya Ramachandran have a 20% ownership interest in HMIT, and (iii) Divya Ramachandran’s father is the Chairperson of HMIT.
As explained in greater detail below, the HMIT Financing cannot occur under New York law prior to November 25, 2009, which is the deadline given by NASDAQ for the Company to regain compliance with its minimum shareholders’ equity criteria. However, the HMIT Financing would be permitted at this time under Delaware law. As a result, the Board has determined that it would be in the best interests of the Company and all of its shareholders to enact the Reincorporation prior to November 25, 2009 so that the HMIT Financing can proceed under Delaware law on or prior to that date. Under Delaware law and NASDAQ rules, the Company will not be required to obtain shareholder approval of the HMIT Financing itself. Therefore, the Company is not soliciting any shareholder vote or consent to approve the HMIT Financing, but it is soliciting a shareholder vote to approve the Reincorporation.

Differences Between the NYBCL and the DGCL with Respect to the HMIT Financing
The New York Business Corporations Law (“NYBCL”) restricts New York corporations from entering into certain business combination transactions with “interested shareholders,” which generally includes holders of 20% or more of the outstanding shares of the corporation, for a period of five years from the date the shareholder became an “interested shareholder”. Since the Company is presently incorporated in New York, it is subject to the NYBCL. Under the NYBCL, HMIT became an “interested shareholder” in March 2006 and the HMIT Financing would constitute a “business combination” that is prohibited until March 2011. Therefore, under the NYBCL, the Company would not be permitted to consummate the HMIT Financing on or before the November 25, 2009 deadline for complying with NASDAQ’s minimum shareholders’ equity criteria.
By contrast, under the Delaware General Corporation Law (“DGCL”), the HMIT Financing would be permitted at this time (see the section entitled “Business Combinations with Interested Stockholders” below). The Board has thus determined that, in order to avoid delisting of the Company’s shares from NASDAQ, the Company should seek to reincorporate in Delaware prior to November 25, 2009 so that the HMIT Financing can be completed prior to that date.
Additional Reasons for the Reincorporation
In addition, generally the Board believes that the Reincorporation will provide flexibility for both the management and business of the Company. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have initially chosen Delaware, or have chosen to reincorporate in Delaware, in a manner similar to that proposed by the Company. The Board believes that the principal reasons for considering such a reincorporation are:
•	the development in Delaware over the last century of a well-established body of case law construing the DGCL, which provides businesses with a greater measure of predictability than exists in any other jurisdiction;
•	the certainty afforded by the well-established principles of corporate governance under the DGCL are of benefit to the Company and its stockholders and should enhance the Company’s ability to attract and retain quality directors and officers;
•	the DGCL itself, which is generally acknowledged to be the most advanced and flexible corporate statute in the country;
•	the Delaware Court of Chancery, which brings to its handling of complex corporate issues a level of experience, a speed of decision and a degree of sophistication and understanding unparalleled by any other court system in the country; and
•	the Delaware General Assembly, which each year considers and adopts statutory amendments that have been proposed by the Corporation Law Section of the Delaware bar to meet changing business needs.
For the foregoing reasons, the Board recommends that the shareholders vote in favor of Proposal 1 at the Special Meeting on November 18, 2009, to reincorporate the Company in Delaware.

Summary Term Sheet of Reincorporation Merger

Constituent Entities:	Helios & Matheson North America Inc., a New York corporation incorporated in New York in February of 1983.

Helios & Matheson North America Inc., a Delaware corporation and wholly-owned subsidiary of the Company that, prior to the Reincorporation, will not have engaged in any activities except in connection with the Reincorporation.

Approval:	The Reincorporation and the terms of the Merger Agreement were approved at a meeting of the Board held on September 18, 2009.

Transaction Structure:	To effect the Reincorporation, the New York Corporation will merge with and into its wholly owned subsidiary, the Delaware Corporation, and thereafter the New York Corporation will cease to exist as a separate entity. The Delaware Corporation will be the surviving entity.

Exchange of Stock:	Shares of common stock of the New York Corporation (the “Common Stock”) will automatically be converted on a one-for-one basis into shares of common stock of the Delaware Corporation (the “Delaware Common Stock”) at the effective time of the Reincorporation without any action required by the shareholders. Upon the effective time of the Reincorporation, the Delaware Corporation shall assume and continue any and all stock option, stock incentive and other equity-based award plans heretofore adopted by the New York Corporation (individually, an “Equity Plan” and, collectively, the “Equity Plans”), and shall reserve for issuance under each Equity Plan a number of shares of Delaware Common Stock equal to the number of shares of Common Stock so reserved by the New York Corporation immediately prior to the effective time of the Reincorporation. Each unexercised option or other right to purchase Common Stock granted under and by virtue of any such Equity Plan which is outstanding immediately prior to the effective time of the Reincorporation shall, upon the effective time of the Reincorporation, become an option or right to purchase Delaware Common Stock on the basis of one share of Delaware Common Stock for each share of Common Stock issuable pursuant to any such option or stock purchase right, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such option or stock purchase right of the New York Corporation. Each other equity-based award relating to Common Stock granted or awarded under any of the Equity Plans which is outstanding immediately prior to the effective time of the Reincorporation shall, upon the effective time of the Reincorporation, become an award relating to Delaware Common Stock on the basis of one share of Delaware Common Stock for each share of Common Stock to which such award relates and otherwise on the same terms and conditions applicable to such award immediately prior to the effective time of the Reincorporation.

Purpose:	The purpose of the Reincorporation is to change the Company’s state of incorporation from New York to Delaware and is intended to permit the Company to be governed by the DGCL rather than by the NYBCL.

Effective Time:	The Reincorporation will become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware and the Certificate of Merger with the Secretary of State of New York. These filings are anticipated to be made as soon as practicable after receiving the requisite shareholder approval and as soon as permitted by the notice requirements of the Exchange Act or as early as practicable thereafter, and not later than November 25, 2009.

Effect of Merger:	At the effective time of the Reincorporation:
•	the New York Corporation will cease to exist as a separate entity and the Delaware Corporation will be the surviving entity;

•	the shareholders of the New York Corporation will become shareholders of the Delaware Corporation;

•	the outstanding shares of Common Stock will automatically be converted on a one-for-one basis into shares of Delaware Common Stock;

•	the Delaware Corporation shall possess all of the assets, liabilities, rights, privileges, and powers of the New York Corporation and the Delaware Corporation;

•	the Delaware Corporation shall be governed by the applicable laws of Delaware and the Certificate of Incorporation (the “Delaware Certificate”) and Bylaws (the “Delaware Bylaws”) of the Delaware Corporation in effect at the effective time of the Reincorporation;

•	the officers and directors of the Company will be the officers and directors of the Delaware Corporation; and

•	the Delaware Corporation will continue to operate under the name Helios & Matheson North America Inc., and continue with a ticker symbol of “HMNA.”

Tax Consequences:	The Reincorporation is intended to qualify as a tax-free reorganization for federal income tax purposes. If the Reincorporation does so qualify, (i) no gain or loss would generally be recognized by the shareholders of the Company upon conversion of shares of Common Stock into shares of Delaware Common Stock, (ii) each former holder of Common Stock will have the same basis in the Delaware Common Stock received or deemed received by such person pursuant to the Reincorporation as such holder had in the Common Stock held by such person immediately prior to the consummation of the Reincorporation, and such person’s holding period with respect to such Delaware Common Stock will include the period during which such holder held the corresponding Common Stock, provided the latter was held by such person as a capital asset immediately prior to the consummation of the Reincorporation, and (iii) no gain or loss will be recognized by the Company or the Delaware Corporation. State, local or foreign income tax consequences may vary from the federal income tax consequences described above. The Company has not requested a ruling from the Internal Revenue Service, nor an opinion from its outside legal counsel, with respect to the federal income tax consequences of the Reincorporation under the Code, and we cannot assure you that the Internal Revenue Service will conclude that the Reincorporation qualifies as a reorganization under Section 368(a) of the Code. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR TAX IMPLICATIONS RELATED TO YOUR PARTICULAR SITUATION.
The Merger
After the Reincorporation is effected by the Merger Agreement, the Delaware Corporation will emerge as the surviving corporation. The terms and conditions of the Reincorporation are set forth in the Merger Agreement attached to this proxy statement, and the summary of the terms and conditions of the Reincorporation set forth below is qualified by reference to the full text of the Merger Agreement. Upon consummation of the reincorporation, the Delaware Corporation will continue to exist in its present form under the name “Helios & Matheson North America Inc.,” and the New York Corporation will cease to exist. The Reincorporation will change the legal domicile of the New York Corporation, but will not result in a change in the principal offices, business, management, capitalization, assets or liabilities of the New York Corporation. By operation of law, the Delaware Corporation will succeed to all of the assets and assume all of the liabilities of the New York Corporation. The officers and directors of the New York Corporation are the officers and directors of the Delaware Corporation, and will be the officers and directors of the surviving corporation.
After the Reincorporation, the rights of shareholders and the Company’s corporate affairs will be governed by the DGCL and by the certificate of incorporation and bylaws of the Delaware Corporation, instead of the NYBCL and the certificate of incorporation and bylaws of the New York Corporation. Certain material differences are discussed below under “Comparison of Shareholders Rights under Delaware and New York Corporate Law and Charter Documents.” A copy of the Certificate of Incorporation of the Delaware Corporation (the “Delaware Certificate”) is included as Appendix B to this proxy statement. A copy of the articles of incorporation and bylaws of the New York Corporation and the bylaws of the Delaware Corporation (the “Delaware Bylaws”) are available for inspection by shareholders of the New York Corporation at the offices of the Company at 200 Park Avenue South, New York, New York 10003.

Upon the effectiveness of the Reincorporation, each outstanding share of Common Stock will be automatically converted into one fully paid and non-assessable share of Delaware Common Stock. Each stock certificate representing issued and outstanding shares of Common Stock will continue to represent the same number of shares of Delaware Common Stock, and such certificates will be deemed for all corporate purposes to evidence ownership of shares of Delaware Common Stock. The New York Corporation does not have any shares of preferred stock issued and outstanding, therefore no shares of preferred stock of the Delaware Corporation will be issued at the effective time of the Reincorporation.
IT IS NOT NECESSARY TO SEND IN ANY OF YOUR STOCK CERTIFICATES REPRESENTING SHARES OF THE NEW YORK CORPORATION’S COMMON STOCK, AS IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING COMMON STOCK CERTIFICATES FOR DELAWARE COMMON STOCK CERTIFICATES.
If, however, a shareholder wishes to acquire a certificate reciting the name “Helios & Matheson North America Inc.” and referring to Delaware as its state of incorporation, after the effective date of the Reincorporation, the shareholder may do so by surrendering his certificate to the transfer agent for the Delaware Corporation with a request for a replacement certificate accompanied by the appropriate fee. The transfer agent for the New York Corporation and the Delaware Corporation is:
Mellon Investor Services
280 Washington Boulevard 29th Floor
Jersey City, NJ 07310-1900
Consummation of the Reincorporation is subject to the approval of the New York Corporation’s shareholders. The affirmative vote of two thirds of the outstanding shares entitled to vote thereon is required for approval of the proposed Reincorporation. A quorum exists if the holders of a majority of the shares of Common Stock outstanding are present at the meeting in person or by proxy. HMIT owns 52% of the outstanding shares of Common Stock. Its shares will be voted in favor of the proposed Reincorporation.
Federal Income Tax Consequences of the Reincorporation
The Company expects that the Reincorporation pursuant to the Merger Agreement will be a tax-free reorganization under the Internal Revenue Code of 1986, as amended. Accordingly, a holder of Common Stock (a “Holder”) will not recognize gain or loss in respect of the Holder’s Common Stock as a result of the Reincorporation. The Holder’s basis in a share of the Delaware Common Stock will be the same as Holder’s basis in the corresponding share of Common Stock held immediately prior to the Reincorporation. The Holder’s holding period in a share of the Delaware Common Stock will include the period during which the Holder held the corresponding share of Common Stock prior to the Reincorporation, provided the Holder held the corresponding share as a capital asset at the time of the Reincorporation. In addition, neither the New York Corporation nor the Delaware Corporation will recognize gain or loss as a result of the Reincorporation, and the Delaware Corporation will generally succeed, without adjustment, to the tax attributes of the New York Corporation.
The New York Corporation has not requested a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the federal income tax consequences of the Reincorporation under the Internal Revenue Code. A successful IRS challenge to the reorganization status of the Reincorporation would result in a shareholder recognizing gain or loss with respect to each share of Common Stock exchanged in the Reincorporation equal to the difference between the shareholder’s basis in such shares and the fair market value, as of the time of the Reincorporation, of the shares of Delaware Common Stock received in exchange therefor. In such event, a stockholder’s aggregate basis in the shares of Delaware Common Stock received in the exchange would equal their fair market value on such date, and the shareholder’s holding period for such shares would not include the period during which the shareholder held shares of Common Stock prior to the Reincorporation.

State, local, or foreign income tax consequences to shareholders may vary from the federal tax consequences described above. Shareholders should consult their own tax advisors as to the effect of the Reincorporation under applicable federal, state, local, or foreign income tax laws.
Accounting Treatment
The Reincorporation is expected to be accounted for as a reverse acquisition in which the New York Corporation is the accounting acquirer and the Delaware Corporation is the legal acquirer. The management of the New York Corporation will be the management of the Delaware Corporation after the Reincorporation. Because the Reincorporation is expected to be accounted for as a reverse acquisition and not a business combination, no goodwill is expected to be recorded in connection therewith and the costs incurred in connection with the Reincorporation are expected to be accounted for as a reduction of additional paid-in capital.
Regulatory Approvals
The Reincorporation will not occur until the Company has received all required consents of governmental authorities, including the filing and acceptance of a Certificate of Ownership and Merger with the Secretary of State of Delaware, and the filing and acceptance of a Certificate of Merger with the Secretary of State of New York, and satisfied applicable requirements of the NASDAQ Capital Market.
Securities Act Consequences
Pursuant to Rule 145(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), a merger which has the sole purpose of changing an issuer’s domicile within the United States does not involve a sale of securities for the purposes of the Securities Act. Accordingly, separate registration of shares of the Delaware Common Stock will not be required.
Description and Comparison of Capital Stock and Voting Rights
The New York Corporation’s authorized capital stock consists of thirty million (30,000,000) shares of Common Stock, $0.01 par value per share, and two million (2,000,000) shares of Preferred Stock, $0.01 par value per share. On September 21, 2009, there were 2,396,707 shares of Common Stock of the New York Corporation outstanding and entitled to vote, constituting the only class of stock outstanding and entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote. On September 21, 2009, there were no shares of preferred stock issued and outstanding.
The Delaware Certificate provides that the authorized capital stock of the Delaware Corporation consists of (a) thirty million (30,000,000) shares of Common Stock, each share having a par value of $0.01, and (b) two million (2,000,000) shares of Preferred Stock, each share having a par value of $0.01.
The Merger Agreement provides that each outstanding share of the New York Corporation’s common stock will be exchanged for one share of Delaware Common Stock. Accordingly, the interests of the shareholders relative to one another will not be affected by the Merger.
Operations Following the Reincorporation
The Delaware Corporation will continue the business of the Company after the Merger, and the Reincorporation will have no effect on the Company’s operations.
Abandonment of the Reincorporation
The Board will have the right to abandon the Merger Agreement and thus the Reincorporation and take no further action towards reincorporating the Company in Delaware at any time before the effective date, even after shareholder approval, if for any reason the Board determines that it is not advisable to proceed with the Reincorporation.

Comparison of Shareholder Rights Under Delaware and New York Corporate Law and Charter Documents
Subject to shareholder approval prior to the effective time (the “Effective Time”) of the Reincorporation, the New York Corporation will change its state of incorporation to Delaware and will thereafter be governed by the DGCL and by the Delaware Certificate and the Delaware Bylaws (“Delaware Charter Documents”). Upon the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Ownership and Merger in Delaware, the New York Corporation will be merged into the Delaware corporation, and the outstanding shares of Common Stock will be deemed for all purposes to evidence ownership of, and to represent, shares of Delaware Common Stock.
At the Effective Time, the Delaware Charter Documents effectively replace the New York Corporation’s Restated Certificate of Incorporation (as amended, the “New York Certificate”) and the New York Corporation’s Third Amended and Restated Bylaws (together, the “New York Charter Documents”). In addition, at the Effective Time, holders of Common Stock will become holders of Delaware Common Stock, which will result in their rights as shareholders being governed by the laws of the State of Delaware.
It is not practical to describe all of the differences between the Delaware Certificate and the New York Certificate and the Delaware Bylaws and the New York Bylaws or all of the differences between the laws of the States of Delaware and New York. The following is a summary of some of the significant rights of the shareholders under New York and Delaware law and under the New York and Delaware Charter Documents. This summary is qualified in its entirety by reference to the full text of such documents and laws.
Amendment of Certificate of Incorporation
Under the NYBCL, except for certain ministerial changes to the certificate of incorporation which may be implemented by a corporation’s board of directors without shareholder action, and except as otherwise required under a certificate of incorporation, a certificate of incorporation may be amended only if authorized by the board of directors and by the vote of the holders of a majority of the shares of stock entitled to vote on such amendment. The DGCL allows a board of directors to recommend an amendment for approval by shareholders, and a majority of the shares entitled to vote at a shareholders’ meeting are normally enough to approve that amendment. Both the NYBCL and the DGCL also require that if a particular class or series of stock is adversely affected by certain types of amendments, then such class or series also must authorize such amendment in order for it to become effective. The NYBCL and the DGCL both allow a corporation to require a higher proportion of votes in order to authorize amendments to a certificate of incorporation, if so provided in the certificate.
Amendment of Bylaws
Under the NYBCL, a corporation’s bylaws may be amended by the vote of the holders of a majority of the votes cast with respect to such amendment (rather than a majority of the shares outstanding) or, if permitted under the corporation’s certificate of incorporation or a bylaw adopted by the shareholders, by the board of directors. The New York Bylaws provide that they may be amended by the Board, provided the Bylaws or any such amendment may be amended or repealed by the vote of shareholders entitled to vote thereon.
Under the DGCL, the power to adopt, amend or repeal the bylaws is vested in the stockholders entitled to vote or, if permitted under the corporation’s certificate of incorporation, by the board of directors. The Delaware Certificate provides the Board with the authority to alter, amend or repeal the Delaware Bylaws and also provides that any such action taken by the board can be superseded by vote of the majority of the voting power of the then outstanding voting stock of the Delaware Corporation entitled to vote on the matter.
Who May Call Special Meetings of Shareholders
Under both the NYBCL and the DGCL, the board of directors or anyone authorized in the certificate of incorporation or bylaws may call a special meeting of shareholders. Currently, the New York Bylaws provide that special meetings may be called by the Board or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Company entitled to vote. The Delaware Bylaws also provide that special meetings may be called by the Board or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Company entitled to vote.

Action by Written Consent of Shareholders In Lieu of a Shareholder Meeting
The NYBCL and the New York Bylaws permit shareholder action in lieu of a meeting by unanimous written consent of those shareholders who would have been entitled to vote on a given action at a meeting. The DGCL and the Delaware Bylaws, on the other hand, permit shareholders to take action by the written consent of holders collectively owning at least the minimum number of votes (generally, a majority) that would be required for action at a shareholders’ meeting at which holders of all shares entitled to vote on the action were present and voted.
Right of Shareholders to Inspect Shareholder List
Under the NYBCL, a shareholder of record may inspect the list of record shareholders upon giving at least five days’ written demand to do so. The inspection may be denied if the shareholder refuses to give an affidavit that such inspection is not desired for a purpose which is in the interest of a business other than the business of the corporation and that the shareholder has not been involved in selling or offering to sell any list of shareholders of any corporation within the preceding five years. Under the DGCL, any stockholder may upon making a demand under oath stating the purpose thereof, inspect the stockholders’ list for any purpose reasonably related to the person’s interest as a shareholder. In addition, for at least ten (10) days prior to each stockholders meeting, a Delaware corporation must make available for examination a list of stockholders entitled to vote at the meeting.
Vote Required For Certain Transactions
Under the NYBCL as applicable to the New York Corporation, the holders of at least two thirds of the outstanding stock entitled to vote on such transactions must approve a merger, consolidation or sale of all or substantially all of the assets. Under the DGCL, holders of a majority of the outstanding stock entitled to vote on such transactions have the power to approve a merger, consolidation or sale of all or substantially all the assets, unless the certificate of incorporation provides otherwise. However, in the case of a merger under the DGCL, stockholders of the surviving corporation do not have to approve the merger at all, unless the certificate of incorporation provides otherwise, if these three conditions are met:
•	no amendment of the surviving corporation’s certificate of incorporation is made by the merger agreement; and
•	each share of the surviving corporation’s stock outstanding or in the treasury immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date; and
•	the merger results in no more than a 20% increase in its outstanding common stock.
Proxies
Unless the proxy provides for a longer period, a proxy under the NYBCL can be voted or acted upon for eleven (11) months, compared with three (3) years under the DGCL.
Number of Directors; Filling of Vacancies
Under both the NYBCL and the DGCL, corporations must have at least one director. Under the NYBCL, the exact number of directors is fixed either in the certificate of incorporation, the bylaws, by the shareholders, or, if authorized in a shareholder-adopted bylaw, by the board of directors. Under the DGCL, the exact number of directors is fixed in the certificate of incorporation or in (or in the manner provided by) the bylaws.

Classified Board of Directors
Both the NYBCL and the DGCL permit “classified” boards of directors, which means the directors may have staggered terms that do not all expire at once. The NYBCL and the DGCL require that classified boards of directors be authorized in the corporation’s certificate of incorporation or in a shareholder-adopted bylaw. The NYBCL allows for as many as four different classes of directors, all as nearly equal in number as possible, and the DGCL allows for up to three different classes of directors. Neither the New York Certificate nor the Delaware Certificate authorizes a classified board of directors for the Company.
Removal of Directors by Shareholders
Under the NYBCL, directors may be removed for cause by shareholders owning a majority of the shares entitled to vote. Under the DGCL, directors generally may be removed, with or without cause, by shareholders owning a majority of the outstanding shares entitled to vote.
Limitation of Directors’ Liability
Both states permit the limitation of a director’s personal liability while acting in his or her official capacity, but only if the limitation is contained in the corporation’s certificate of incorporation. Under the NYBCL, the certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for any breach of duty. However, no provision can eliminate or limit:
•	the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director acted in bad faith or engaged in intentional misconduct or a knowing violation of law, personally gained a financial profit to which the director was not legally entitled, or violated certain provisions of the NYBCL; or
•	the liability of any director for any act or omission prior to the adoption of such provision in the certificate of incorporation.
The New York Certificate contains a provision limiting the personal liability of directors.
The DGCL also requires a certificate of incorporation provision in order to limit or eliminate a director’s liability. However, the DGCL precludes any limitation or elimination of liability if the director breaches his or her duty of loyalty to the corporation or its shareholders, or if his or her acts or omissions are not in good faith or involve intentional misconduct or a knowing violation of law or if he or she receives an improper personal benefit from the corporation, or authorized a dividend or stock repurchase that was forbidden by the DGCL. The Delaware Certificate limits director liability to the fullest extent permitted by the DGCL.
Due to the variations in the NYBCL and the DGCL, there may be circumstances where, despite the inclusion of certificate of incorporation provisions seeking the maximum director exculpation permitted by applicable law, a director could remain liable under the NYBCL for conduct that would not expose him or her to liability under the DGCL, or vice versa.
Loans To, And Guarantees of Obligations Of, Directors
Under the NYBCL, a corporation may not lend money to, or guarantee the obligation of, a director unless the disinterested shareholders of such corporation approve the transaction. For purposes of the shareholder approval, the holders of a majority of the votes of the shares entitled to vote constitute a quorum, but shares held by directors who are benefited by the loan or guarantee are not included in the quorum. Moreover, under the NYBCL, a guarantee may not be given by a New York corporation, if not in furtherance of its corporate purposes, unless it is authorized by two-thirds of the votes of all outstanding shares entitled to vote.
Under the DGCL, a board of directors may authorize loans by the corporation to, and guarantees by the corporation of any obligations of, any director of the corporation who is also an officer or other employee of the corporation whenever, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation.

Notwithstanding the DGCL, the Company has not made and does not intend to make any personal loans to, or guarantees for the benefit of, any of its directors or officers in violation of Section 13(k) of the Securities Exchange Act of 1934.
Transactions with Interested Directors
Under the NYBCL, a corporation may establish the validity of transactions between it and its interested directors through one of several methods, including the approval of a majority of the disinterested directors who are not involved in the transaction. The DGCL provides that no transaction between a corporation and an interested director is void or voidable solely because that director is present at or participates in the meeting where such transaction is considered or because that director’s votes are counted if the material facts of that director’s interest are known to the board of directors and the board of directors in good faith authorizes the transaction by a vote of a majority of the disinterested directors, or if that director’s interest is disclosed to the stockholders and the stockholders in good faith approve the transaction.
Dividends; Redemption of Stock
Subject to its certificate of incorporation provisions, under both the NYBCL and the DGCL a corporation may generally pay dividends, redeem shares of its stock or make other distributions to shareholders if the corporation is solvent and would not become insolvent because of the dividend, redemption or distribution. The assets applied to such a distribution may not be greater than the corporation’s “surplus.”
Under the NYBCL, dividends may be paid or distributions made out of surplus only, so that the net assets of the corporation remaining after such payment or distribution shall be at least equal to the amount of its stated capital. The NYBCL defines surplus as the excess of net assets over stated capital and permits the board of directors to adjust stated capital. The DGCL defines surplus as the excess of net assets over stated capital and lets the board of directors adjust capital. If there is no surplus, the DGCL allows a corporation to apply net profits from the current or preceding fiscal year, or both, with certain exceptions. In general, with certain restrictions, the NYBCL permits a corporation to provide in its certificate of incorporation for redemption (at the option of the corporation of the shareholder or in certain other circumstances) of one or more classes or series of its shares. One such restriction provides that common stock may be issued or redeemed, with certain exceptions, only when the corporation has an outstanding class of common shares that is not subject to redemption. The DGCL permits redemptions only when the corporation has outstanding one or more shares of one or more classes or series of stock, which share or shares have full voting powers.
Appraisal Rights
The NYBCL generally provides that a dissenting shareholder has the right to receive the fair value of his shares if he complies with certain procedures and objects to (i) certain mergers and consolidations, (ii) certain dispositions of assets requiring shareholder approval, (iii) certain share exchanges, or (iv) certain amendments to the certificate of incorporation which adversely affect the rights of such shareholder. The DGCL provides such appraisal rights only in the case of shareholders objecting to certain mergers or consolidations (which class of mergers or consolidations is somewhat narrower than the class giving rise to appraisal rights under the NYBCL), unless additional appraisal rights are provided in the certificate of incorporation. The Delaware Certificate does not provide any such additional appraisal rights.
The NYBCL provides that dissenting shareholders have no appraisal rights if their shares are listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Appraisal rights may also be unavailable under the NYBCL in a merger between a parent corporation and its subsidiary where only one of them is a New York corporation, or in a merger between a parent and subsidiary where both are New York corporations, and the parent owns at least 90% of the subsidiary. Also, appraisal rights are available to shareholders who are not allowed to vote on a merger or consolidation and whose shares will be canceled or exchanged for cash or something else of value other than shares of the surviving corporation or another corporation. When appraisal rights are available, the shareholder may have to request the appraisal and follow other required procedures.

Similarly, under the DGCL, appraisal rights are not available to a shareholder if the corporation’s shares are listed on a national securities exchange or held by more than 2,000 shareholders of record, or if the corporation will be the surviving corporation in a merger which does not require the approval of the surviving corporation’s shareholders. But, regardless of listing on an exchange, a dissenting shareholder in a merger or consolidation has appraisal rights under the DGCL if the transaction requires him or her to exchange shares for anything of value other than one or more of (a) shares of stock of the surviving corporation or of a new corporation which results from the merger or consolidation, (b) shares of another corporation which will be listed on a national securities exchange or held by more than 2,000 shareholders of record after the merger or consolidation occurs, or (c) cash instead of fractional shares of the surviving corporation or another corporation.
Business Combinations with Interested Stockholders
Provisions in both the NYBCL and the DGCL may help to prevent or delay changes of corporate control. In particular, both the NYBCL and the DGCL restrict or prohibit an “interested stockholder” from entering into certain types of “business combinations” unless the board of directors approves the transaction in advance. The two laws define these two terms differently.
Under the NYBCL, an interested shareholder is generally prohibited from entering into certain types of business combinations with a New York corporation for a period of five years after becoming an interested shareholder, unless before such date the board of directors approves either the business combination or the acquisition of stock by the interested shareholder before the interested shareholder acquires his or her shares. An “interested shareholder” under the NYBCL is generally a beneficial owner of at least 20% of the corporation’s outstanding voting stock. “Business combinations” under the NYBCL include mergers and consolidations between corporations or with an interested shareholder or its affiliate or associate; sales, leases, mortgages, pledges, transfers or other dispositions to an interested shareholder of assets with an aggregate market value which either equals 10% or more of the corporation’s consolidated assets or outstanding stock, or represents 10% or more of the consolidated earning power or net income of the corporation; issues and transfers to an interested shareholder of stock with an aggregate market value of at least 5% of the aggregate market value of the outstanding stock of the corporation; liquidation or dissolution of the corporation proposed by or in connection with an interested shareholder; reclassification or recapitalization of stock that would increase the proportionate stock ownership of an interested shareholder; and the receipt by an interested shareholder of any benefit from loans, guarantees, advances, pledges or other financial assistance or tax benefits provided by the corporation.
After a five-year period, the NYBCL allows such business combination if it is approved by a majority of the voting stock not owned by the interested shareholder or by an affiliate or associate of the interested shareholder. Business combinations are also permitted when certain statutory “fair price” requirements are met and in certain other circumstances.
One section of the DGCL, Section 203, generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An “interested stockholder” under the DGCL is any person other than the corporation and its majority-owned subsidiaries who owns at least 15% of the outstanding voting stock, or who is an affiliate or associate of a corporation and who owned at least 15% of the outstanding voting stock within the preceding three years. Briefly described, the prohibited combinations include:
(a) Mergers or consolidations.
(b) Sales, leases, exchanges or other dispositions of 10% or more of (1) the aggregate market value of all assets of the corporation or (2) the aggregate market value of all the outstanding stock of the corporation.
(c) Issuance or transfers by the corporation or a majority-owned subsidiary of its stock except in limited instances.
(d) Receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

(e) Any other transaction, with certain exceptions, that increases the proportionate share of the stock owned by the interested stockholder.
Section 203 does not apply in the following cases:
(a) If, before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.
(b) If, after the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to technical calculation rules.
(c) If, on or after the time the interested stockholder became an interested stockholder, the board of directors approved the business combination, and at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder also ratified the business combination at a stockholders’ meeting.
DGCL Section 203 also does not apply if a corporation elects not to be governed by DGCL Section 203 in its certificate of incorporation. The Company, and at its direction the Delaware Corporation, have elected not to be governed by DGCL Section 203, and have so provided in the Delaware Certificate. This election will not have any relevance to proposed transactions between the Delaware Corporation and HMIT, because HMIT became an interested shareholder more than three years ago. This election would permit certain transactions with persons who in the future acquire more than 15% of the Delaware Corporation’s outstanding voting shares. The Board believes the Delaware Corporation and its stockholders will benefit from the flexibility of not being governed by DGCL Section 203, and has therefore made this election in the Delaware Certificate.
Differences between NYBCL and DGCL in Relation to HMIT Financing
HMIT is an interested shareholder of the Company under the NYBCL inasmuch as HMIT currently owns approximately 52% of the Company’s outstanding Common Stock, and initially acquired more than 40% of the Company’s outstanding Common Stock in March 2006. Under the NYBCL, HMIT may enter into a transaction with the Company such as the HMIT Financing no sooner than March 2011, five years after HMIT became an interested shareholder. By contrast, under the DGCL, the HMIT Financing would be permitted at this time, as the three year prohibition on such interested shareholder transactions under the DGCL has already passed. After evaluating the proposed terms of the HMIT Financing, which would be at a significant premium to the market price, and the negative consequences to the Company and its shareholders of failing to satisfy NASDAQ’s November 25, 2009 deadline for meeting the minimum shareholders’ equity requirement, the Board determined that the Reincorporation would serve the best interests of all of the Company’s shareholders, as it will enable the HMIT Financing to proceed under the DGCL on or before November 25, 2009.
Amendment to the Merger Agreement; Termination
The Merger Agreement may be terminated and the Reincorporation abandoned, notwithstanding shareholder approval, by the Board of the New York Corporation at any time before consummation of the Reincorporation if the Board determines that in its judgment the Reincorporation does not appear to be in the best interests of the New York Corporation or its shareholders.
OTHER MATTERS
Dissenter’s or Appraisal Rights
Under the NYBCL, shareholders are not entitled to dissenter’s rights with respect to the Reincorporation. Under the DGCL, shareholders will not be entitled to vote on and therefore will not have appraisal rights with respect to the HMIT Financing following the Reincorporation.

Transaction of Other Business
As of the date of this proxy statement, the Company’s management has no knowledge of any business that will be presented for consideration at the meeting other than the Reincorporation. Proxies shall not be voted in connection with any business presented for consideration at the meeting other than the Reincorporation.
Shareholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, proposals by Shareholders that are intended for inclusion in our proxy statement and proxy card and to be presented at our next annual meeting must be received by us no later than the close of business on January 4, 2010 in order to be considered for inclusion in our proxy materials relating to the next annual meeting. Such proposals shall be addressed to our interim Secretary at our corporate headquarters and may be included in next year’s annual meeting proxy materials if they comply with rules and regulations of the Securities and Exchange Commission (“SEC”) governing shareholder proposals.
For any proposal that is not submitted for inclusion in our proxy statement, but is instead sought to be presented directly at the 2010 annual meeting, the Company’s Bylaws require that such proposal be mailed and received by, or delivered to, the interim Secretary of the Company at 200 Park Avenue South, New York, New York 10003, Attention: Ms. Roxanne Weisbrot, Interim Secretary not later than the close of business on the 90th day prior to the anniversary date of the 2009 annual meeting which will be March 1, 2010.
Solicitation of Proxies
The entire expense of preparing, assembling and mailing this proxy statement, the form of proxy and other material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for expenses in so doing. To the extent necessary in order to insure that sufficient votes are cast, officers and agents of the Company, who will not be additionally compensated therefor, may request the return of proxies personally. The extent to which this will be necessary depends on how promptly proxies are received, and shareholders are urged to send their proxies without delay.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the number of shares of common stock beneficially owned as of September 21, 2009 by (i) each of the Company’s directors, (ii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of the common stock. As of September 21, 2009, 2,396,707 shares of the Company’s common stock were outstanding. Unless otherwise indicated in the table below, the address of each shareholder is c/o Helios & Matheson North America Inc., 200 Park Avenue South, New York, New York 10003.

	Shares of
	Common Stock
	Beneficially Owned(1)
	Number of		Percent of
Name	Shares		Ownership
Helios & Matheson Information Technology Ltd.	1,244,546	(2)	52%
Salvatore M. Quadrino, interim CEO and CFO	15,000	(3)	*
Shri S. Jambunathan, Chairman and Director	250	(4)	*
Daniel L. Thomas, Director	500	(5)	*
Rabin K. Dhoble, Director	500	(6)	*
Kishan Grama Ananthram, Director	250	(7)	*
Divya Ramachandran, Director	250	(8)	*

All Directors and Executive Officers as a group (6 Persons)	16,750	(9)	52%

(1)	As used in the tables above, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of September 21, 2009. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, the Company believes each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all such shares. The table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission.

(2)	Helios & Matheson Information Technology Ltd.’s, principal executive offices are located at #9 Nungambakkam High Road, Chennai 600034 India.

(3)	Consists of 15,000 shares of common stock issuable upon exercise of currently exercisable options.

(4)	Consists of 250 shares of common stock issuable upon exercise of currently exercisable options.

(5)	Consists of 500 shares of common stock issuable upon exercise of currently exercisable options.

(6)	Consists of 500 shares of common stock issuable upon exercise of currently exercisable options.

(7)	Consists of 250 shares of common stock issuable upon exercise of currently exercisable options.

(8)	Consists of 250 shares of common stock issuable upon exercise of currently exercisable options.

(9)	Includes 16,750 shares of common stock that may be acquired upon the exercise of currently exercisable options.

*	Indicates less than 1%.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Transactions with Related Persons, Promoters and Certain Control Persons
On September 4, 2008, the Company entered into a Statement of Work with IonIdea, Inc. to provide certain professional services, workstation facilities and communication equipment to the Company and its wholly-owned subsidiary Helios & Matheson Global Services Private Limited. The Statement of Work commenced on August 1, 2008, and continues through July 31, 2010. Prior to September 4, 2008, the Company had been using the same professional services, workstation facilities and communication equipment from IonIdea without a contract since July 1, 2007. Kishan Grama Ananthram, a member of the Company’s Board of Directors, is the Chief Executive Officer of IonIdea and Mr. Ananthram and his spouse own all of the outstanding capital stock of IonIdea. The total amount paid to IonIdea is based upon the number of Company employees using workstation facilities and communication equipment and, from January 1, 2008 through December 31, 2008, the amount paid to IonIdea was $153,468. Approximately, nineteen Company employees currently use IonIdea workstation facilities and communication equipment.

Helios & Matheson Information Technology Ltd. (“HMIT”), an IT services organization with corporate headquarters in Chennai, India is the owner of approximately 52% of the Company’s outstanding common stock. HMIT is the only parent of the Company.
Interests of Certain Persons in Matters to be Acted Upon
HMIT is currently the holder of 1,244,546 shares of common stock of the Company, or approximately 52% of the issued and outstanding common stock. While as of the date of this proxy statement, the exact pricing and dollar amount of the HMIT Financing have not yet been determined, if hypothetically HMIT were to invest the maximum dollar amount specified in the HMIT Commitment Letter of $1,250,000, at the lowest possible per share price of $1.03 per share, it would acquire an additional 1,213,592 shares of common stock. After giving effect to the HMIT Financing, HMIT would increase its holdings of common stock to 2,458,138 shares, or an aggregate of 68% of the issued and outstanding common stock of the Company.
As the holder of approximately 52% of the Company’s outstanding voting securities (which percentage would increase to as much as 68% if the HMIT Financing is consummated), HMIT has significant influence on matters requiring shareholder approval and controls matters which require only majority shareholder approval under the NYBCL, including the election of directors. Also, as the Reincorporation requires the affirmative vote of at least two-thirds of the outstanding shares of the Company entitled to vote, HMIT’s current 52% ownership constitutes approximately 77% of the votes necessary to approve the Reincorporation. Following the Reincorporation, under the DGCL, HMIT alone would control most matters that require shareholder approval.
None of the members of the Board has any direct or indirect interest in the HMIT Financing, except as follows: (i) Divya Ramachandran is the Vice President of HMIT; (ii) the parents of Divya Ramachandran have a 20% ownership interest in HMIT, and (iii) Divya Ramachandran’s father is the Chairperson of HMIT.
HMIT does not have any contractual rights to appoint directors or officers of the Company or to cause the resignation of any existing Company directors or officers.
OTHER BUSINESS
The Board is not aware of any other matters to come before the Special Meeting. Proxies shall not be used to vote for any matter to come before the Special Meeting other than the Reincorporation.
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
In accordance with Rule 14a-3 (e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Helios & Matheson North America Inc., Attn: Ms. Roxanne Weisbrot, 200 Park Avenue South, New York, New York 10003, (732) 499-8228. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

COPIES OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL YEAR 2008, INCLUDING EXHIBITS, CONTAINING INFORMATION ON OPERATIONS AND THE COMPANY’S FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE FOR REQUESTORS WHO INCLUDE IN THEIR WRITTEN REQUEST A GOOD FAITH REPRESENTATION THAT, AS OF OCTOBER 2, 2009, SUCH REQUESTOR WAS A BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK. PLEASE WRITE TO:
Helios & Matheson North America Inc.
200 Park Avenue South
New York, NY 10003
Attention: Roxanne Weisbrot, Interim Secretary
COPIES MAY ALSO BE OBTAINED WITHOUT CHARGE THROUGH THE SEC’S WORLD WIDE WEB SITE AT http://www.sec.gov.
By Order of the Board of Directors

APPENDIX A
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of this  _____  day of October, 2009, by and between Helios & Matheson North America Inc., a New York corporation (the “New York Corporation”), and its wholly-owned subsidiary Helios & Matheson North America Inc., a Delaware corporation (the “Delaware Corporation”).
W I T N E S S E T H:
WHEREAS, the New York Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; and
WHEREAS, the Delaware Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and
WHEREAS, the respective Boards of Directors of the New York Corporation and the Delaware Corporation have determined that, for purposes of effecting the reincorporation of the New York Corporation in the State of Delaware, it is advisable, to the advantage of and in the best interests of the Delaware Corporation and its stockholder and the New York Corporation and its shareholders that the New York Corporation merge with and into the Delaware Corporation upon the terms and subject to the conditions herein provided; and
WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and
WHEREAS, the respective Boards of Directors of the New York Corporation and the Delaware Corporation and the stockholder of the Delaware Corporation have unanimously adopted and approved this Agreement, and the Board of Directors of the New York Corporation has directed that this Agreement be submitted to the shareholders of the New York Corporation for their consideration.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the New York Corporation and the Delaware Corporation hereby agree as follows:
1. Merger. Subject to the approval of the shareholders of the New York Corporation in accordance with the New York Business Corporation Law (the “NYBCL”), at such time hereafter as the parties hereto shall mutually agree, the New York Corporation shall be merged with and into the Delaware Corporation (the “Merger”), and the Delaware Corporation shall be the surviving company (hereinafter sometimes referred to as the “Surviving Corporation”). The Merger shall be effective upon (a) the filing of a Certificate of Merger (the “Certificate of Merger”) with the office of the New York Secretary of State in accordance with the provisions of Section 904 of the NYBCL; and (b) the filing of a duly certified Certificate of Ownership and Merger (the “Certificate of Ownership and Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Section 253 of the Delaware General Corporation Law (the “DGCL”); the date and time of the later of such filings being hereinafter referred to as the “Effective Date.” Following the due approval of the Merger by the shareholders of the New York Corporation, subject to the provisions of this Agreement, the Certificate of Merger shall be duly executed by the Delaware Corporation and the New York Corporation and thereafter delivered to the office of the Secretary of State of the State of New York, and the Certificate of Ownership and Merger shall be duly executed by the Delaware Corporation and the New York Corporation and thereafter delivered to the office of the Secretary of State of Delaware.
2. Governing Documents.
a. The Certificate of Incorporation of the Delaware Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

b. The Bylaws of the Delaware Corporation shall be the Bylaws of the Surviving Corporation.
3. Officers and Directors. The directors of the New York Corporation immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the New York Corporation immediately prior to the Effective Date shall be the officers of the Surviving Corporation. Such directors and officers will hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as the same may be lawfully amended, or as otherwise provided by law.
4. Succession; Name of Surviving Corporation. As of the Effective Date, the separate existence of the New York Corporation shall cease and the New York Corporation shall be merged with and into the Delaware Corporation, and the name of the Surviving Corporation shall be “Helios & Matheson North America Inc.” As of the Effective Date, the Delaware Corporation shall continue to possess all of its assets, rights, privileges, franchises, powers and property of the New York Corporation as constituted immediately prior to the Effective Date, shall be subject to all actions previously taken by the New York Corporation’s Board of Directors and shall succeed, without other transfer, to all of the assets, rights, privileges, franchises, powers and property of New York Corporation in the manner of and as more fully set forth in Section 259 of the Delaware General Corporation Law, and (ii) shall continue to be subject to all of the debts, liabilities and obligations of the New York Corporation as constituted immediately prior to the Effective Date and shall succeed, without other transfer, to all of the debts, liabilities and obligations of the New York Corporation in the same manner as if the Delaware Corporation had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the NYBCL.
5. Further Assistance. From and after the Effective Date, as and when required by the Delaware Corporation or by its successor and assigns, there shall be executed and delivered on behalf of the New York Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Delaware Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, power, franchises and authority of the New York Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Delaware Corporation are fully authorized in the name and on behalf of the New York Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
6. Manner of Conversion of Securities.
(a) Common Stock. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the New York Corporation (“New York Common Stock”) outstanding immediately prior to the Effective Time shall be changed and converted into one fully paid and non-assessable share of common stock of the Delaware Corporation (“Delaware Common Stock”). Each share of New York Common Stock issued and outstanding immediately prior to the Effective Date that is restricted or not fully vested shall upon such conversion have the same restrictions or vesting arrangements applicable to such shares as prior to the conversion.
(b) Preferred Stock. The New York Corporation represents that it has no outstanding shares of Preferred Stock, and will have no outstanding shares of Preferred Stock, at the Effective Date.
(c) Options, Warrants and Stock Purchase Rights. Upon the Effective Date, the Surviving Corporation shall assume and continue the stock option plans and all other employee benefit, profit sharing and incentive compensation plans of the New York Corporation. Each outstanding and unexercised option, warrant, and stock purchase right (each, a “Derivative Security”) of the New York Corporation shall become a Derivative Security of the Surviving Corporation on the basis of one share of the Delaware Common Stock for each share of New York Common Stock issuable pursuant to any such Derivative Security, on the same terms and conditions applicable to any such New York Corporation Derivative Security at the Effective Date of Merger. The exercise price for each share of Delaware Common Stock issuable pursuant to any such Derivative Security shall be equal to the exercise price applicable to any such New York Corporation Derivative Security at the Effective Date. No fractional Derivative Security shall be issued upon the exchange of any Derivative Security of the New York Corporation for a Derivative Security of the Delaware Corporation.

(d) Reserved Shares. A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of Derivative Securities equal to the number of shares of New York Common Stock so reserved immediately prior to the Effective Date.
(e) New York Corporation Repurchase Rights. All outstanding rights of the New York Corporation that it may hold immediately prior to the Effective Date to repurchase unvested shares of New York Common Stock (the “Repurchase Options”) shall be assigned to the Delaware Corporation in the Merger and shall thereafter be exercisable by the Delaware Corporation upon the same terms and conditions in effect immediately prior to the Effective Date.
7. Outstanding Stock of the Delaware Corporation. At the Effective Date, the 1,000 shares of the Delaware Common Stock presently issued and outstanding in the name of the New York Corporation shall be canceled and retired and resume the status of authorized and unissued shares of Delaware Common Stock, and no shares of Delaware Common Stock or other securities of Delaware Common Stock shall be issued in respect thereof.
8. Stock Certificates. From and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of capital stock of the New York Corporation shall be deemed for all purposes to evidence ownership and to represent the shares of capital stock of the Delaware Corporation into which such shares of the New York Corporation represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Delaware Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Delaware Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of the Delaware Corporation evidenced by such outstanding certificates as above provided. Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of the New York Corporation so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, and any additional legends required by applicable Blue Sky laws. If any certificate for shares of the Delaware Corporation stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the exchange agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Delaware Corporation that such tax has been paid or is not payable.
9. Validity of Delaware Common Stock. All shares of Delaware Common Stock into which New York Common Stock is to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such New York Common Stock.
10. Rights of Former Holders. From and after the Effective Date, no holder of certificates which evidenced New York Common Stock immediately prior to the Effective Date shall have any rights with respect to the shares formerly evidenced by those certificates, other than the right to receive the shares of Delaware Common Stock into which such New York Common Stock shall have been converted pursuant to the Merger.
11. Abandonment and Termination. At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the New York Corporation or the Delaware Corporation or both, notwithstanding approval of this Agreement by the sole stockholder of the Delaware Corporation and the stockholders of the New York Corporation.
12. Third Parties. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13. Covenants of Delaware Corporation. The Delaware Corporation covenants and agrees that it will, on or before the Effective Date of Merger:
(a) qualify to do business as a foreign corporation in the State of New York and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of the NYBCL;
(b) file any and all documents with the New York Division of Corporations necessary for the assumption by the Delaware Corporation of all of the franchise tax liabilities of the New York Corporation; and
(c) take such other actions as may be required by the NYBCL in connection with the Merger.
14. Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 1811 Silverside Road, City of Wilmington, New Castle County, State of Delaware 19810-4345; and Vcorp Services, LLC is the registered agent of the Surviving Corporation at such address.
15. Agreement. Executed copies of this Agreement shall be on file at the principal place of business of the Surviving Corporation at 200 Park Avenue South, New York, New York 10003, and copies thereof shall be furnished to any stockholder of either Constituent Corporation, upon request and without cost.
16. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.
17. Approval of New York Corporation as Sole Stockholder. By its execution and delivery of this Agreement, the New York Corporation, as sole stockholder of the Delaware Corporation, consents to, approves and adopts this Agreement and the Plan of Merger, and approves the Merger. The New York Corporation agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement, the Plan of Merger attached as Exhibit A, and the Merger as the sole stockholder of the Delaware Corporation.
18. Expenses. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger.
19. Effective Date. This Agreement and Plan of Merger shall be effective as of the date of filing of a counterpart of this Agreement or a Certificate of Ownership with the State of Delaware.
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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

HELIOS & MATHESON NORTH AMERICA INC. a New York corporation
By:
	Name:	Salvatore M. Quadrino
	Title:	Interim Chief Executive Officer
ATTEST:
By:
Roxanne Weisbrot, Interim Secretary

HELIOS & MATHESON NORTH AMERICA INC. a Delaware corporation
By:
	Name:	Salvatore M. Quadrino
	Title:	Interim Chief Executive Officer
ATTEST:
By:
Roxanne Weisbrot, Interim Secretary

Exhibit A
to Merger Agreement
PLAN OF MERGER
The following corporations are parties to this Plan of Merger: (i) Helios & Matheson North America Inc., a New York Corporation (the “New York Corporation”) and (ii) Helios & Matheson North America Inc., a Delaware corporation (the “Delaware Corporation”).
1. The New York Corporation owns all of the outstanding shares of the Delaware Corporation.
2. The New York Corporation shall be merged with and into the Delaware Corporation (the “Merger”).
3. All of the shares of the Delaware Corporation outstanding immediately prior to the Merger shall thereupon be canceled.
4. Upon the Merger, each outstanding share of common stock, $0.01 par value per share, of the New York Corporation (“New York Common Stock”) shall be converted into one share of common stock, $0.01 par value per share, of the Delaware Corporation (“Delaware Common Stock”).
5. Each holder of shares of the New York Corporation may thereupon surrender the share certificate or certificates to the Secretary of the Delaware Corporation and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which the shares theretofore represented by a certificate or certificates so surrendered shall have been converted.
6. Upon the Merger, each outstanding and unexercised option, warrant, or other right to purchase New York Common Stock shall become an option, warrant, or other right to purchase Delaware Common Stock on the basis of one share of Delaware Common Stock for each share of New York Common Stock issuable pursuant to any such option, warrant, or other stock purchase right, on the same terms and conditions applicable to any such the New York Corporation option, warrant, or other stock purchase right.
7. The officers and directors of the New York Corporation immediately preceding the Merger shall be the officers and directors of the Delaware Corporation immediately following the Merger.
8. The Certificate of Incorporation of the Delaware Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.
9. The Bylaws of the Delaware Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Bylaws of the surviving corporation.
10. The name of the surviving corporation shall be “Helios & Matheson North America Inc.”, a Delaware corporation.
11. This Plan of Merger shall be effective as of the date of filing of a Certificate of Ownership with the State of Delaware.
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APPENDIX B
CERTIFICATE OF INCORPORATION OF
HELIOS & MATHESON NORTH AMERICA INC.
(A DELAWARE CORPORATION)
FIRST. The name of the corporation is Helios & Matheson North America Inc. (hereinafter referred to as the “Corporation”).
SECOND. The address of the Corporation’s registered office in the State of Delaware is 1811 Silverside Road, City of Wilmington, New Castle County, State of Delaware 19810-4345. The name of its registered agent at such address is Vcorp Services, LLC.
THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH. Authorized Shares.
1. The total number of shares of stock which the Corporation shall have authority to issue is thirty two million (32,000,000), of which two million (2,000,000) shares with a par value of one cent ($0.01) per share shall be designated as “Preferred Stock” and thirty million (30,000,000) shares with a par value of one cent ($0.01) per share shall be designated as “Common Stock.”
2. Common Stock.
(a) Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
(b) Subject to such rights of any other class or series of securities as may be granted from time to time, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange, or other disposition (for cash, shares of stock, securities, or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Corporation.
(c) Subject to such voting rights of any other class or series of securities as may be granted from time to time pursuant to this Certificate of Incorporation, any amendment thereto, or the provisions of the laws of the State of Delaware governing business corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.
3. Preferred Stock. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:
(a) The number of shares constituting that series and the distinctive designation of that series;
(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(h) Any other relative rights, preferences and limitations of that series.
FIFTH. The name and mailing address of the incorporator is Roxanne Weisbrot, 200 Park Avenue South, New York, New York 10003.
SIXTH. The number of directors of the corporation shall be fixed by, or in the manner provided by, the bylaws. The right of stockholders to cumulative voting in the election of directors is expressly prohibited. Election of directors need not be by written ballot, except and to the extent the bylaws of the Corporation shall so provide.
SEVENTH. The Board of Directors is authorized to make, adopt, amend, alter, or repeal bylaws of the Corporation except as and to the extent provided in the bylaws and subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to make additional bylaws and to alter and repeal bylaws made by the Board of Directors.
EIGHTH. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
NINTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be indemnified by the Corporation to the full extent then permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Ninth. Such right of indemnification, if any, shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article Ninth shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

TENTH. To the fullest extent permitted by Paragraph (7) of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article Tenth is in effect shall be deemed to be doing so in reliance on the provisions of this Article Tenth, and neither the amendment or repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Tenth, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article Tenth are cumulative and shall be in addition to and independent of any and all other limitations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulations, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.
IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this  _____  day of September, 2009.

Roxanne Weisbrot, Incorporator

HELIOS & MATHESON NORTH AMERICA INC.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
November 18, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
1.	Approval of the Reincorporation of the Company into the State of Delaware through a merger with a newly formed, wholly-owned Delaware subsidiary and the terms of the definitive agreements related thereto.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends the vote FOR Proposal 1. In their discretion, the proxies are authorized to vote upon such other business as may properly come before such meeting or adjournment or postponement thereof.
The undersigned hereby appoints Roxanne Weisbrot with full power of substitution, to vote, as a holder of the Common Stock, par value $0.01 per share (“Common Stock”) of Helios & Matheson North America Inc., a New York corporation (the “Company”), all the shares of Common Stock which the undersigned is entitled to vote, through the execution of a proxy with respect to the Special Meeting of Shareholders of the Company (the “Special Meeting”), to be held on November 18, 2009 at 10:00 a.m. (local time) at the Company’s headquarters located at 200 Park Avenue South, New York, New York, and any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed below.
PROPERLY EXECUTED AND RETURNED PROXY CARDS WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS TO THE CONTRARY ARE MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AS DESCRIBED ON THIS CARD.
You may revoke this proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company, (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) attending the Special Meeting and voting in person. A shareholder’s attendance at the Special Meeting will not by itself revoke a proxy given by the shareholder.
(Please sign exactly as the name appears below. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign with full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.)

Dated:

Signature

PLEASE COMPLETE, SIGN, DATE
AND RETURN THE PROXY CARD
PROMPTLY USING THE
ENCLOSED ENVELOPE.

Signature, if held by joint owners